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                                                                    Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 on Form S-8 of PolyOne Corporation to the Registration Statement on Form S-4 of The Geon Company, M.A. Hanna Company and Consolidation Corp. of our report dated January 28, 2000 relating to the consolidated financial statements of M.A. Hanna Company, which appears in the 1999 Annual Report to Shareholders of M.A. Hanna Company, which is incorporated by reference in M.A. Hanna Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated January 28, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

                                                  /s/ PricewaterhouseCoopers LLP

Cleveland, Ohio
October 11, 2000